UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )

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Nexstar Broadcasting Group, Inc.

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NEXSTAR BROADCASTING GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nexstar Broadcasting Group, Inc. (the “Annual Meeting”) will be held at the Nexstar Broadcasting Group, Inc. headquarters, located at 5215 N. O’Connor Blvd., The Towers at Williams Square, Central Tower, Suite 1400, Irving, Texas 75039, on Tuesday, June 11, 2013 at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect directors to serve as Class I directors for a term of three years;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	To advise the Board of Directors on the compensation of our Named Executive Officers; and

4.	To transact any other business which may properly come before the meeting.

Nexstar Broadcasting Group, Inc. is mailing this proxy statement and the related proxy on or about May 10, 2013 to its stockholders of record on April 15, 2013. Only stockholders of record at that time are entitled to receive notice of or to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Annual Meeting and for ten days prior to the Annual Meeting during ordinary business hours at 5215 N. O’Connor Blvd., Suite 1400, Irving, Texas 75039.

By Order of the Board of Directors,

/s/Elizabeth Ryder
Elizabeth Ryder
Secretary
April 30, 2013

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2013:

The proxy statement and the Company’s 2012 annual report on Form 10-K are available at https://materials.proxyvote.com/65336K.

NEXSTAR BROADCASTING GROUP, INC.
5215 N. O’Connor Blvd., Suite 1400
Irving, Texas 75039

PROXY STATEMENT

Annual Meeting of Stockholders
June 11, 2013

This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nexstar Broadcasting Group, Inc., a Delaware corporation (“Nexstar” or the “Company”), of proxies for use at Nexstar’s Annual Meeting of Stockholders to be held, pursuant to the accompanying Notice of Annual Meeting, on Tuesday, June 11, 2013 at 10:00 a.m., Central Daylight Time, and at any adjournment or adjournments thereof (the “Annual Meeting”). Actions will be taken at the Annual Meeting to (1) elect directors to serve as Class I directors for a term of three years; (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013; (3) advise the Board of Directors on the compensation of our Named Executive Officers; and (4) transact any other business which may properly come before the meeting.

Shares of Nexstar common stock, par value $0.01 (“Common Stock”), represented by a properly executed proxy that is received by Nexstar prior to the Annual Meeting, will, unless revoked, be voted as directed in the proxy. If a proxy is signed and returned, but does not specify how the shares represented by the proxy are to be voted, the proxy will be voted (i) FOR the election of the nominees named therein; (ii) FOR PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm in 2013, (iii) FOR the compensation of our Named Executive Officers; and (iv) in such manner as the persons named in your proxy card shall decide on any other matters that may properly come before the Annual Meeting.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about May 10, 2013.

ANNUAL REPORT AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nexstar’s Annual Report to Stockholders for the year ended December 31, 2012, including Nexstar’s financial statements, management’s assessment of the effectiveness of internal controls and PricewaterhouseCoopers LLP’s report on the financial statements is being mailed with this proxy statement to each of Nexstar’s stockholders of record as of April 15, 2013. Exhibits will be provided at no charge to any stockholder upon written request to Nexstar Broadcasting Group, Inc., attention: Tom Carter, Chief Financial Officer. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

VOTING SECURITIES

Stockholders of record on April 15, 2013 may vote at the Annual Meeting. On that date, there were 25,471,748 shares of Class A Common Stock, 4,252,471 shares of Class B Common Stock and no shares of Class C Common Stock outstanding. Holders of our Class A Common Stock and our Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of our stockholders. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to 10 votes per share. Holders of our Class C Common Stock have no voting rights. Under the Company’s By-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of PricewaterhouseCoopers, LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote on executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter.

Stockholders of record may vote their proxies by signing, dating and returning the enclosed Proxy Card. If no instructions are indicated, the shares represented by such proxy will be voted according to the recommendations of our Board of Directors. Each proxy that is properly received by Nexstar prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions given on such proxy. Any stockholder giving a proxy prior to the Annual Meeting has the power to revoke it at any time before it is exercised by a written revocation received by the Secretary of Nexstar or by executing and returning a proxy bearing a later date. Any stockholder of record attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the mere presence of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name, including shares held in a brokerage account, will need to obtain a legal proxy from the record holder of such shares to vote in person at the Annual Meeting.

VOTE NECESSARY TO APPROVE PROPOSALS

•	Proposal 1: Election of Class I Directors

The election of directors requires a plurality of the votes cast, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. For the proposal to elect directors, abstentions and broker non-votes will not affect the outcome of such vote, because abstentions and broker non-votes are not treated as votes cast.

•	Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

•	Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers

This vote is advisory only and non-binding to the Board of Directors. The Board of Directors will receive the count of votes cast and expects to consider the results of the vote, along with other relevant factors, in its assessment of executive compensation. Because this vote is advisory only, abstentions and broker non-votes will have no effect on the voting for this matter.

PROPOSAL 1 – ELECTION OF CLASS I DIRECTORS

Our By-laws provide for a classified Board of Directors, divided into three staggered classes – I, II and III. The terms of office for each of these classes are scheduled to expire on the date of our annual stockholders’ meeting in 2013, 2014 and 2015, respectively. At the 2013 Annual Meeting, all of our class I directors are up for election.

Our Board of Directors has nominated Ms. Lisbeth McNabb and Messrs. Royce Yudkoff and Brent Stone as nominees for election as our class I directors. Once elected, each of our class I directors’ terms will expire on the date of our 2016 annual stockholders’ meeting. The persons named in the enclosed proxy will vote to elect as class I directors the nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies therein will vote to elect as Directors the nominees named below.

The Board of Directors recommends a vote FOR the selection of Messrs. Stone and Yudkoff and Ms. McNabb to the Board of Directors.

Name	Principal Occupation and Business Experience
Brent Stone
Brent Stone has served as a Director since March 2005. Mr. Stone is a Partner at ABRY and has been with the firm since January 2002. Prior to joining ABRY, he was a member of the Investment Banking Department of Credit Suisse First Boston, formerly Donaldson, Lufkin and Jenrette, from 2000 to 2002. From 1999 to 2000, Mr. Stone was an analyst in the Syndicated Finance Group of Chase Securities. Mr. Stone currently serves as a director (or the equivalent) of several private companies, including B&H Education, ProQuest, KidzBop, York Risk Services Group, Confie Seguros, NSM Insurance, Infilaw and Prospect Park. Previously Mr. Stone served on the board of directors of Brash Entertainment, Legendary Pictures, Network Communications, Monitronics International and HealthTrans.

Mr. Stone’s qualifications for election to the Board of Directors include his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. His service as a director of various companies in the media and entertainment sector offers a unique viewpoint as a Director. In addition, his involvement in numerous merger and acquisition transactions allows him to offer a broad perspective on potential transactions for Nexstar.

Royce Yudkoff
Royce Yudkoff has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Mr. Yudkoff is a Founder of ABRY and has been with the firm since 1989, serving as its President and Managing Partner through 2011.  Prior to ABRY, Mr. Yudkoff was affiliated with Bain & Company, serving as a Partner from 1985 to 1988. Mr. Yudkoff is presently a director (or the equivalent) of several companies, including U.S.A. Mobility, Talent Partners and Cast & Crew Entertainment Services. Previously, Mr. Yudkoff served on the boards of Muzak Holdings and Penton Media.

Mr. Yudkoff’s qualifications for election to the Board of Directors include his ability to provide the insight and perspectives of a professional investor in numerous media and communications companies. He brings experience with accounting and financial matters. He also oversaw the integration of two middle-market communications companies with differing operations and networks. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today. Additionally, he brings the perspective of a large stockholder to our Board of Directors discussions and decisions.

Name	Principal Occupation and Business Experience
Lisbeth McNabb
Lisbeth McNabb has served as a Director since May 2006. In March 2013, Ms. McNabb founded DigiWorksCorp, a Business Intelligence software for companies to digitally map their customers. Ms. McNabb is also founder and Chairman of w2wlink, a professional women’s online membership community. Ms. McNabb is the former Chief Financial Officer of Match.com, an online personal service company, where she was employed from March 2005 through 2006. Prior to joining Match.com, Ms. McNabb served as Senior Vice President of Finance and Planning for Sodexo, an on-site food service and facilities management company, from 2000 to 2005 and, previous to that, held innovation and strategy leadership roles with PepsiCo Frito-Lay, American Airlines, AT&T and JP Morgan Chase. Ms. McNabb currently serves as a director and chair of the audit committee of Tandy Brands and non-profit 4Word and is on the advisory boards of Southern Methodist University, the University of Nebraska and several digital and online companies. Previously, Ms. McNabb served on the advisory board of American Airlines, the Dallas Chapter of Financial Executives International, the Sammons Art Center and The Family Place.

Ms. McNabb’s qualifications for election to the Board of Directors include her leadership skills in entrepreneurial and executive roles in media, digital technology companies and extensive strategy, operations, finance, technology and marketing experience in a wide range of industries. In addition to her leadership experience in digital companies, Ms. McNabb also has had innovation, strategy and financial leadership roles.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of our Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1997. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2013 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking stockholders to cast an advisory, non-binding vote on the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is non-binding, the Board of Directors values the opinions of Nexstar’s stockholders and expects to consider the outcome of the vote, along with other relevant factors, when making future compensation decisions.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Nexstar’s circumstances.

The Board of Directors is asking Nexstar’s stockholders to indicate their support for the compensation of its Named Executive Officers. The Board of Directors believes that the information provided in the Proxy Statement demonstrates that Nexstar’s executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with its stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement.

The Board of Directors believes, based on the analysis and recommendations performed by the Compensation Committee, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, that it has provided a reasonable compensation structure for the Company’s Named Executive Officers, in order to align their personal interests with that of the Company and to attract and retain their talent. The Board of Directors recommends that the stockholders vote FOR such compensation.

DIRECTORS
The current directors of the Company are:
Name	Age	Nexstar Position
Perry A. Sook	55	Chairman, President, Chief Executive Officer and Class III Director
Geoff Armstrong	55	Class III Director
Jay M. Grossman	53	Class III Director
Erik Brooks	46	Class II Director
Tomer Yosef-Or	33	Class II Director
I. Martin Pompadur	77	Class II Director
Michael Donovan	72	Class I Director
Brent Stone	36	Class I Director
Royce Yudkoff	57	Class I Director
Lisbeth McNabb	52	Class I Director

Perry A. Sook has served as Chairman of our Board of Directors, President and Chief Executive Officer and as a Director since our inception in 1996. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group. Mr. Sook currently serves as a director of the National Association of Broadcasters and the Television Bureau of Advertising and serves as Vice Chairman and trustee for the Ohio University Foundation. Previously Mr. Sook served on the board of Penton Media.

Mr. Sook brings to the Board of Directors his demonstrated leadership skills and extensive operating executive experience acquired in several communication and media businesses. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

Geoff Armstrong has served as a Director since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Radio One since June 2001 and May 2002, respectively. Mr. Armstrong has also served on the board of directors of Capstar Broadcasting Corporation, AMFM and SFX Broadcasting.

Mr. Armstrong brings to the Board of Directors his extensive experience as the CFO of several publicly traded companies in the broadcast and communications industry, as well as a member of the audit committee of several publicly traded companies. His service on the boards of several other public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Jay M. Grossman has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman serves as Managing Partner and Co-Chief Executive officer at ABRY, which he joined in 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Hometown Cable, Gould and Lamb, HealthPort, Grande Communications Networks and RCN Telecom Services. Previously Mr. Grossman served on the board of directors of Atlantic Broadband, Q9 Networks, Sidera Networks, Wide Open West Holdings, Consolidated Theaters, Country Road Communications, Monitronics International, Caprock Communications, Cyrus One Networks, Executive Health Resources and Hosted Solutions.

Mr. Grossman brings to the Board of Directors his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. His prior experience with media and entertainment transactions offers a unique viewpoint as a Director. He also oversaw the integration of two middle-market communications companies with differing operations and networks. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on corporate governance, compensation and operating issues facing corporations today.

Erik Brooks has served as a Director since March 2002. Mr. Brooks is a Managing Partner at ABRY Partners, LLC (“ABRY”), the Company’s largest stockholder, which he joined in 1999. Prior to joining ABRY, from 1995 to 1999, Mr. Brooks was a Vice President at NCH Capital, a private equity investment fund. Mr. Brooks currently serves as a director of KidzCo, Music Reports, HealthPort, Automated Health Care Solutions and ProQuest. Previously Mr. Brooks served on the board of directors of Country Road Communications, KidzBop, Companion Technologies, Billing Services and Monitronics International.

Mr. Brooks brings to the Board of Directors his ability to provide the insight and perspectives of an investment manager, along with his experience in accounting and financial matters. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on risk management and operating issues facing corporations today. Additionally, he brings the perspective of a large stockholder to our Board of Directors discussions and decisions.

Tomer Yosef-Or has served as a Director since January 2010. Mr. Yosef-Or is a Principal at ABRY Partners and has been with the firm since 2005. Prior to joining ABRY, Mr. Yosef-Or was a member of the Financial Institution Group at Bear Stearns Investment Banking Department. Previously, he was a member of the Securitization Transaction Group at Deloitte & Touche. Mr. Yosef-Or is involved in media, communications, and business information services investments in the datacenter, satellite communication, post secondary education, and TV broadcasting sectors. Mr. Yosef-Or currently serves as a director (or the equivalent) of several private companies including Q9 Networks, the Telx Group and B&H Education. Previously, Mr. Yosef-Or served on the boards of Caprock Communications, CyrusOne Networks and Hosted Solutions.

Mr. Yosef-Or brings to the Board of Directors his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. He brings experience with financing and capitalization strategies. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on risk management and operating issues facing corporations today.

I. Martin Pompadur has served as a Director since November 2003. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Mr. Pompadur resigned from News Corporation in November 2008. He is currently Global Vice Chairman, Media and Entertainment at Macquarie Capital and Chairman of the Board of Metan Development Group, as well as an advisor to several companies. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. Mr. Pompadur currently serves as a director of RP Coffee Ventures and IMAX Corporation. Previously Mr. Pompadur served on the boards of News Corporation Europe, Sky Italia, News Out of Home, Balkan Bulgarian, BSkyB, Metromedia International Group, Elong, Seatwave Limited and Linkshare Corporation.

Mr. Pompadur brings to the Board of Directors his ability to offer a broad international perspective on issues considered by the Board of Directors and his extensive expertise in the media industry.

Michael Donovan has served as a Director since November 2003. Mr. Donovan is the founder and majority stockholder of Donovan Data Systems, a privately held supplier of computer services to the advertising and media industries, which recently merged to form Mediaocean. Mr. Donovan has served as Chairman and Chief Executive Officer of Donovan Data Systems since 1967, and is now Executive Chairman of Mediaocean. Mr. Donovan currently serves as a director of the Statue of Liberty/Ellis Island Foundation. Previously Mr. Donovan served on the board of Yale Divinity School’s Center for Faith and Culture.

Mr. Donovan brings to the Board of Directors his ability to provide the insight and perspectives of a successful and long-serving CEO of a supplier of computer services to the advertising and media industries.  Mr. Donovan has chosen to retire and not stand for reelection to the Board of Directors.

Brent Stone - biographical information for Mr. Stone can be found under “Proposal 1 – Election of Class I Directors.”

Royce Yudkoff - biographical information for Mr. Yudkoff can be found under “Proposal 1 – Election of Class I Directors.”

Lisbeth McNabb - biographical information for Ms. McNabb can be found under “Proposal 1 – Election of Class I Directors.”

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors currently has the following three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee consists of Messrs. Grossman (Chair), Armstrong and Yudkoff. The Compensation Committee had a telephonic meeting on September 11, 2012 to approve an Amended Executive Employment Agreement for Perry A. Sook and a grant of 1,000,000 stock options in recognition of the service provided to the company in his duties.

On August 25, 2012, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the Nexstar 2012 Long-Term Equity Incentive Plan (the “2012 Plan”). Stockholders with a majority of the voting shares approved and adopted the 2012 Plan by written consent on September 26, 2012.

The Compensation Committee makes all decisions about the compensation of the Chief Executive Officer and also has the authority to review and approve the compensation for the Company’s other executive officers. The primary objectives of the Compensation Committee in determining total compensation (both salary and incentives) of the Company’s executive officers, including the Chief Executive Officer, are (i) to enable the Company to attract and retain highly qualified executives by providing total compensation opportunities with a combination of elements which are at or above competitive opportunities, (ii) to tie executive compensation to the Company’s general performance and specific attainment of long-term strategic goals, and (iii) to provide a long-term incentive for future performance that aligns stockholder interests and executive rewards.

The purpose of the Compensation Committee is to establish compensation policies for Directors and executive officers of Nexstar, approve employment agreements with executive officers of Nexstar, administer Nexstar’s stock option plans and approve grants under the plans and make recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee operates under a written charter adopted by the Board of Directors in January 2004. A copy of such charter is available through our web site at www.nexstar.tv. For more information regarding the Compensation Committee, please refer to the “Compensation Committee Report” in this Proxy Statement.

Audit Committee

The Audit Committee consists of Ms. McNabb (Chair) and Messrs. Armstrong and Pompadur. The Audit Committee met four times during 2012. The purpose of the Audit Committee is to oversee the quality and integrity of Nexstar’s accounting, internal auditing and financial reporting practices, to perform such other duties as may be required by the Board of Directors, and to oversee Nexstar’s relationship with its independent registered public accounting firm. The members of the Audit Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Board of Directors has determined that Ms. McNabb, who served as Chair of the Audit Committee in 2012, is an “audit committee financial expert” in accordance with the applicable rules and regulations of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors in January 2004. A copy of such charter is available through our web site at www.nexstar.tv. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Pompadur (Chair), Armstrong and Donovan. The Nominating and Corporate Governance Committee did not meet during 2012. The members of the committee are “independent” as defined in the marketplace rules which govern NASDAQ Stock Market. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve on Nexstar’s Board of Directors, recommend persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, recommend nominees for any committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles applicable to Nexstar and to oversee the evaluation of the Board of Directors and its committees. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors in January 2004. A copy of such charter is available through our web site at www.nexstar.tv. Our Nominating and Corporate Governance Committee will consider nominees for the Board of Directors (see “Stockholder Proposals for the 2012 Annual Meeting” under “Other Information” in this Proxy Statement).

Additional Information Concerning the Board of Directors

During 2012, the full Board of Directors met four times. During 2012, each director attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they serve, except for Mr. Stone and Mr. Donovan, both of whom attended two of the four full board meetings, or 50%.

Because fewer than ten non-management stockholders attended our 2012 Annual Meeting of Stockholders in person, the Board of Directors has not adopted a formal policy with regard to director attendance at the annual meeting of stockholders. Mr. Sook attended the 2012 Annual Meeting of Stockholders.

The Board of Directors has not adopted a nominating policy to be used for identifying and evaluating nominees for Director, including Director candidates recommended by stockholders, and has not established any specific minimum qualifications that Director nominees must possess. Instead, the Nominating and Corporate Governance Committee determines the qualifications and skills required to fill a vacancy to complement the existing qualifications and skills, as a vacancy arises in the Board of Directors. However, if it is determined that a nominating policy would be beneficial to Nexstar, the Board of Directors may in the future adopt a nominating policy.

There is no formal policy governing how diversity is considered in the makeup of the Board and the selection of its members. The Nominating and Corporate Governance Committee defines Board diversity broadly to mean that the Board is comprised of individuals with a variety of perspectives, industry experience, personal and professional backgrounds, skills and qualifications. When nominating a Board member, the Nominating and Corporate Governance Committee examines the diversity of the overall board and strives to maintain an appropriate level of diversity with the addition of each new nominee.

Nexstar is a “controlled company” in accordance with rules and regulations of the NASDAQ Stock Market, because ABRY, through its affiliated funds, controls a majority of the voting power of our outstanding common stock. As a result, we are not required to maintain a majority of independent Directors on our Board of Directors or to have the compensation of our executive officers and the nomination of Directors be determined by independent Directors.

Board of Directors Leadership Structure

Our Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees led by independent Directors. Although the Board of Directors does not currently have a formal policy, the Board of Directors believes that Mr. Sook’s service in this combined role is in the best interest of both the Company as well as our stockholders. Mr. Sook has a vast knowledge of television broadcasting and is seen as a leader in this industry. He understands the issues facing the Company and serving in this dual role he is able to effectively focus the Board of Director’s attention on these matters. In his combined capacity, he can speak clearly with one voice in addressing the Company’s various stakeholders such as customers, suppliers, employees and the investing public.

The Board of Directors has, so far, not found a need to designate one of the four independent Directors as a “lead independent director” because each independent Director is fully and effectively involved in the activities and issues relevant to the Board of Directors and its committees. The independent Directors have time and again demonstrated the ability to exercise their fiduciary responsibilities in deliberating issues before the Board of Directors and making independent decisions.  Under NASDAQ independence rules, our independent Directors are Messrs. Armstrong, Donovan and Pompadur and Ms. McNabb.

Risk Oversight

Our Board of Directors plays a vital role in managing the risks facing our Company. Through the Audit Committee, the Board of Directors manages potential accounting risk through oversight of disclosure controls and controls surrounding financial reporting. Senior financial executives report to the Audit Committee at each committee meeting on significant financial and accounting matters. Through the Compensation Committee, the Board of Directors helps manage potential risks associated with our compensation programs by ensuring that they are not structured in a way that encourages executives to take unacceptable risks. The Board of Directors is involved in managing operational risk through the evaluation of potential station acquisitions and significant agreements at Board of Directors meetings and in between meetings, as needed. The Board of Directors confers with our general counsel and outside legal counsel, when necessary, in overseeing legal and regulatory risks.

Code of Ethics

The Board of Directors adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, the other executive officers and Directors, and persons performing similar functions. The purpose of the Code of Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Nexstar and to promote compliance with all applicable rules and regulations that apply to Nexstar and its officers and directors. The Code of Ethics was filed as an exhibit to Nexstar’s Annual Report for the year ended December 31, 2003 on Form 10-K filed with the Securities and Exchange Commission on February 27, 2004. The Board of Directors periodically reviews the Code of Ethics for any necessary changes. The Board of Directors performed such a review in 2012 and made no changes to the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of our Directors or executive officers served, and we anticipate that no member of our Board of Directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors.

COMPENSATION OF DIRECTORS

Overview of Compensation and Procedures

Nexstar employees do not receive compensation for services as Directors, and ABRY nominees have historically agreed that they would not receive compensation for their service on the Board of Directors, including for 2012.  Accordingly, Messrs. Sook, Brooks, Grossman, Stone, Yosef-Or and Yudkoff serve on the Board of Directors without additional compensation. Messrs. Donovan, Armstrong and Pompadur each received an annual retainer of $15,000 and Ms. McNabb received an annual retainer of $25,000 for 2012. In addition to the retainer, Messrs. Donovan, Armstrong and Pompadur and Ms. McNabb each received $1,500 for each in-person meeting that they attended and $750 for each telephonic meeting that they attended of the Board of Directors or committee thereof of which they are a member. In addition, members of the Board of Directors are reimbursed for expenses they incur in attending meetings.

Each class of directors holds office until the applicable meeting of the stockholders of Nexstar for election of their class of Directors and until their successors are elected and qualified. There are no family relationships among Directors or executive officers of Nexstar.

2012 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning compensation to each of our Directors (excluding the Chief Executive Officer disclosed in the Summary Compensation Table) during the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Geoff Armstrong	$21,750	$—	$21,750
Michael Donovan	18,000	—	18,000
I. Martin Pompadur	20,250	—	20,250
Lisbeth McNabb	34,750	—	34,750

(1)	There were no stock options granted to Directors during 2012. The aggregate option awards outstanding for each Director as of December 31, 2012 were as follows (in shares):

Name	Vested	Unvested
Geoff Armstrong	53,000	2,000
Michael Donovan	53,000	2,000
I. Martin Pompadur	53,000	2,000
Lisbeth McNabb	23,000	2,000

Stock options vest at a rate of twenty percent each year until the award is fully vested on the fifth anniversary of the grant date and expire ten years from the date of grant.

EXECUTIVE OFFICERS

The current executive officers of the Company are:
Name	Age	Nexstar Position
Perry A. Sook	55	President, Chief Executive Officer and Director
Thomas E. Carter	54	Chief Financial Officer and Executive Vice President
Timothy C. Busch	50	Executive Vice President, Co-Chief Operating Officer
Brian Jones	52	Executive Vice President, Co-Chief Operating Officer
Richard Rogala	52	Senior Vice President of Sales
Blake Russell	42	Senior Vice President, Station Operations
Marc Montoya	50	Senior Vice President, eMedia
Elizabeth Ryder	48	Vice President, General Counsel and Secretary
Richard Stolpe	56	Vice President, Engineering
Matt Velsor	54	Vice President of Business Development
Dione J. Rigsby	42	Vice President, Director of Technology

Perry A. Sook – biographical information for Mr. Sook can be found under “Directors.”

Thomas E. Carter has served as our Chief Financial Officer since August 2009. Prior to joining Nexstar, Mr. Carter was Managing Director, Media Telecom Corporate Investment Banking at Banc of America Securities, which he joined in 1985. In this position, he acted as the senior banker responsible for delivering bank products and services including M&A, private and public equity, high-yield debt, fixed income derivatives, syndicated financial products and treasury management for selected clients across the broadcasting, cable, publishing and media industries, including Nexstar. Mr. Carter began his banking career in 1980, serving for five years in various roles in Corporate and International Banking at a predecessor to JPMorgan Chase.

Timothy C. Busch has served as our Executive Vice President and Co-Chief Operating Officer since May 2008. Mr. Busch served as Senior Vice President and Regional Manager from October 2002 to May 2008. Prior to that time, Mr. Busch served as our Vice President and General Manager at WROC (CBS) in Rochester, New York from 2000 to October 2002. Prior to joining Nexstar, Mr. Busch served as General Sales Manager and held various other sales management positions at Gannett-owned WGRZ (NBC) in Buffalo, New York from 1993 to 2000. Prior to that, Mr. Busch held various sales management positions at WGR-AM and FM radio stations in Buffalo. Mr. Busch has served on various boards in the Rochester and Buffalo areas as well as the New York State Broadcasting Association and as the former Chairman of the CBS Affiliate Board. Mr. Busch currently serves on the New York State Broadcasting Association Board of Directors and the Upstate New York Advisory Board for the Federal Reserve Bank of New York.

Brian Jones has served as our Executive Vice President and Co-Chief Operating Officer since May 2008. Mr. Jones served as Senior Vice President and Regional Manager from May 2003 to May 2008. Prior to joining Nexstar, Mr. Jones served as Vice President and General Manager at KTVT (CBS) and KTXA (IND) in Dallas/Fort Worth, Texas from 1995 to 2003. Prior to that, Mr. Jones served in various management, sales and news positions at KTVT, MMT Sales, Inc., KXAS (NBC) in Dallas/Ft. Worth, KLBK (CBS) in Lubbock, Texas and KXAN (NBC) in Austin, Texas. Mr. Jones has served as the Chairman of the FOX Affiliates Board of Governors, Chairman of the Board of the Texas Association of Broadcasters, on the Small Market Advisory Committee of the National Association of Broadcasters and on the Southern Methodist University Journalism Advisory Committee.

Richard Rogala has served as our Senior Vice President of Sales since January 1, 2012. Mr. Rogala is responsible for the strategic development and growth of the Company’s core sales activities.  Prior to that, he served as Senior Vice President, Regional Manager since July 2009. Mr. Rogala came to Nexstar from Media General owned WCMH (NBC) in Columbus, Ohio. Prior to his position in Columbus, Mr. Rogala served as General Manager of Nexstar’s KARK (NBC) in Little Rock, Arkansas. Previous to his role in Little Rock, Mr. Rogala served as General Manager of WXIN (Fox) and WTTV (IND) in Indianapolis, Indiana, WFLA (NBC) in Tampa, Florida, WLWT (NBC) in Cincinnati, Ohio and WZZM (ABC) in Grand Rapids, Michigan. He began his career with Blair Television and served in various sales management roles in St. Louis, Missouri, Pittsburgh, Pennsylvania and Dallas, Texas.

Blake Russell has served as our Senior Vice-President of Station Operations since November 2008. Prior to that, he served as Vice President Marketing and Operations since October 2007. Before that, Mr. Russell served as Vice President and General Manager at KNWA (NBC) and KFTA (Fox) in Ft. Smith/Fayetteville, Arkansas from January 2004 to September 2007 and as our Director of Marketing/Operations at KTAL (NBC) in Shreveport, Louisiana from 2000 to December 2003.

Marc Montoya has served as our Senior Vice President, eMedia since 2009. Prior to joining Nexstar, Mr. Montoya served as Executive Director for broadband content acquisition and later from broadband advertising and development at AOL from 2002 to 2005. Prior to that time, Mr. Montoya served as Senior Director, Radio and Television at Yahoo! Inc. Prior to that, Mr. Montoya had a variety of roles where he created and managed the Radio and Television division of Broadcast.com, which was acquired by Yahoo! Inc. Prior to joining Broadcast.com, Mr. Montoya was Director of Internet Sales at WFAA (ABC) in Dallas, Texas.

Elizabeth Ryder has served as our Vice President and General Counsel since May 2009 and our Secretary since January 1, 2013. Prior to joining Nexstar, Ms. Ryder served as Vice President—Legal Affairs at First Broadcasting Operating, Inc. Prior to that, Ms. Ryder served as Counsel at the law firm of Drinker Biddle & Reath LLP in Washington, D.C.

Richard Stolpe has served as our Vice President, Director of Engineering since January 2000. Prior to that time, Mr. Stolpe served as Chief Engineer of WYOU (CBS) in Wilkes-Barre/Scranton, Pennsylvania from 1996 to 2000. Prior to joining Nexstar, Mr. Stolpe was employed by WYOU from 1992 to 1996 as Assistant Chief Engineer.

Matt Velsor has served as our Vice President of Business Development since January 2012. Mr. Velsor is responsible for the content, licensing, distribution, syndication and rights management of our digital product offerings. In 2011, Mr. Velsor was Director of Partnerships for Coupons, Inc., the largest distributor of digital coupons, and served in a business development and contract negotiations role. In 2010, he was the Vice President of Business Development for NuWallet, Inc., a mobile application startup company.  As such, he established business strategies for smart phone application supporting mobile and tablet eCommerce transactions.  From 2003-2009, he served as the Director of Business Development for AOL, LLC to identify and evaluate business/sales opportunities with digital media publishers while performing strategic analysis.

Dione J. Rigsby joined Nexstar as Vice President, Director of Technology in March 2013. Mr. Rigsby previously served as Vice President, Director of Engineering for Newport Television, which he joined in 2008 and was responsible for engineering and information technology oversight for the broadcasting group. Prior, to joining Newport Television, he served as Chief Information Officer, Assistant Director of Engineering for Clear Channel Television from 1999-2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of April 15, 2013 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each Director of Nexstar, (iii) the Named Executive Officers listed in the Summary Compensation Table and (iv) all Directors and executive officers of Nexstar as a group. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of June 14, 2013 (60 days after April 15, 2013) through the exercise of any stock option or other right. This information has been furnished by the persons named in the table below or in filings made with the Securities and Exchange Commission. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. Unless otherwise indicated, a person’s address is c/o Nexstar Broadcasting Group, Inc., 5215 N. O’Connor Blvd., Suite 1400, Irving, TX 75039.

BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock			Class B Common Stock		Percent of Total
Name of Beneficial Owner	Direct Ownership	Vested Options	Percent	Direct Ownership	Percent	Economic Interest	Voting Power
Beneficial Owners of More Than 5%:
ABRY(1)	—	—	—	3,865,384	90.9%	13.0%	56.8%
FMR LLC(2)	1,950,200	—	7.7%	—	—	6.6%	2.9%
Silver Point Capital, LP(3)	1,566,000	—	6.1%	—	—	5.3%	2.3%
North Run Capital, LP(4)	1,500,000	—	5.9%	—	—	5.0%	2.2%
Current Directors:
Royce Yudkoff(5)(6)	—	—	—	3,865,384	90.9%	13.0%	56.8%
Perry A. Sook(7)	538,869	1,550,000	7.7%	387,087	9.1%	7.9%	8.6%
Erik Brooks(6)	27,992	—	0.1%	—	—	0.1%	—
Jay M. Grossman(6)	100,000	—	0.4%	—	—	0.3%	0.1%
Brent Stone(6)	—	—	—	—	—	—	—
Tomer Yosef-Or(6)	—	—	—	—	—	—	—
Geoff Armstrong	—	54,000	0.2%	—	—	0.2%	0.1%
Michael Donovan	6,700	54,000	0.2%	—	—	0.2%	0.1%
I. Martin Pompadur	3,730	54,000	0.2%	—	—	0.2%	0.1%
Lisbeth McNabb	—	24,000	0.1%	—	—	0.1%	—
Current Named Executive Officers:
Thomas E. Carter	64,947	60,000	0.5%	—	—	0.4%	0.2%
Timothy C. Busch	55,214	200,000	1.0%	—	—	0.9%	0.4%
Brian Jones	10,500	193,000	0.8%	—	—	0.7%	0.3%
Marc Montoya	—	6,000	—	—	—	—	—
All current directors and executive officers as a group (20 persons)	831,645	2,296,000	11.3%	4,252,471	100.0%	23.0%	64.9%

(1)
Represents 1,672,963 shares of Class B Common Stock owned by ABRY Broadcast Partners II, L.P.; and 2,192,421 shares of Class B Common Stock owned by ABRY Broadcast Partners III, L.P., which are affiliates of ABRY Broadcast Partners, LLC. The address of ABRY is 111 Huntington Avenue, 29th Floor, Boston, MA 02199.

(2)	The number of shares is derived from the Schedule 13G/A filed with the SEC on March 11, 2013. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
(3)	The number of shares is derived from the Schedule 13G filed with the SEC on December 10, 2012. The address of Silver Point Capital L.P. is Two Greenwich Plaza, Greenwich, CT 06830.
(4)	The number of shares is derived from the Schedule 13G filed with the SEC on February 14, 2013. The address of North Run Capital, LP is One International Place, Suite 2401, Boston, MA 02110.
(5)
Mr. Yudkoff is the sole trustee of ABRY Holdings III, Co., which is the sole member of ABRY Holdings III, LLC, which is the sole general partner of ABRY Equity Investors, L.P., the sole general partner of ABRY Broadcast Partners III, L.P. Mr. Yudkoff is also the trustee of ABRY Holdings Co., which is the sole member of ABRY Holdings, LLC, which is the sole general partner of ABRY Capital, L.P., which is the sole general partner of ABRY Broadcast Partners II, L.P.

(6)	The address of Mr. Yudkoff, Mr. Brooks, Mr. Grossman, Mr. Stone and Mr. Yosef-Or is the address of ABRY.
(7)	Represents shares owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such equity securities of Nexstar. Executive officers, Directors and greater than ten percent beneficial owners are required to furnish Nexstar with copies of all Section 16(a) forms they file.

Based on our records and review of the copies of Section 16(a) reports furnished to us during the year ended December 31, 2012, we believe all Section 16(a) filing requirements applicable to Nexstar’s executive officers, Directors and greater than ten percent beneficial owners were timely satisfied, except for two Form 4 filings for ABRY for November 27, 2012 transactions, which were filed on December 7, 2012, due to an administrative oversight.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar Broadcasting Group, Inc. (the “Company”), approves employment agreements with executive officers of the Company, administers the Company’s stock option plans and approves grants under the stock option plans and makes recommendations regarding any other incentive compensation or equity-based plans.

In performing its oversight responsibilities of the design and functioning of the Company’s executive and director compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2012 with the management of the Company. Based on this review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders.

Respectfully submitted,

Jay M. Grossman, Chair
Royce Yudkoff
Geoff Armstrong

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we provide a detailed discussion and analysis of our compensation program and policies and the critical factors that are considered in making compensation decisions.

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2012, along with the other three most highly-compensated executive officers, are collectively referred to as the “Named Executive Officers.”

Stockholder Say on Pay Considerations

In 2011, we provided stockholders with an advisory vote on executive compensation (Say on Pay vote) with respect to 2010 compensation.  Our executive compensation program was approved by over 99% of the votes.  These results demonstrate strong stockholder support for our executive compensation program.

We evaluate our executive compensation program at least annually, and this year, we are asking stockholders to vote again on executive compensation.  Our Board of Directors and the Compensation Committee will continue to consider the results of the biennial Say on Pay votes in their future compensation policies and decisions.

Overview and Role of Compensation Committee

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar, including the Named Executive Officers. The Compensation Committee approves the employment agreements with the executive officers of Nexstar, administers Nexstar’s stock option plans, approves grants under such plans and makes recommendations regarding other incentive compensation or equity-based plans provided to the Named Executive Officers and other executive officers.

Compensation Philosophy and Objectives

The Company’s executive compensation program has been developed to incorporate a compensation philosophy consistent with the following primary objectives:

•
Attract and retain talented and highly qualified executives in the competitive television broadcasting industry by providing a total compensation package that includes a combination of elements which are at or above competitive opportunities;

•	Tie executive compensation, both annual and long-term elements, to the Company’s overall performance and specific attainment of long-term strategic goals;

•	Provide executives with long-term incentive for future performance that aligns with stockholder interests and maximizes stockholders value over the long-term; and

•	Set executive compensation at responsible levels to promote fairness and equity among all employees within our organization.

Defining the Market—Benchmarking

We have not engaged a compensation consultant to review our policies and procedures concerning executive compensation. Our Chief Executive Officer conducts an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements within our executive compensation program. This benchmarking review encompasses analyzing proxy information of approximately 12 multi-media companies that have a broadcast component (“peer group”), as disclosed in their most recent proxy information filing with the Securities and Exchange Commission. The peer group is primarily comprised of the companies in the table below:

Belo Corp	Gray	News Corp
CBS Corp	Journal Communications	Scripps
Fisher	LIN TV	Sinclair
Gannett	Meredith	Washington Post

This review provides a foundation for ensuring that our executive compensation levels remain competitive in relation to this peer group and is generally refreshed prior to the hiring or replacement of an executive officer or when an existing officer’s employment contract is renewed. One of the primary objectives of the Company’s executive compensation program is to provide compensation near the median market pay level based on our benchmarking review of peer group companies, when warranted by Company results and individual contribution. We believe that such benchmarking is useful because we recognize that our compensation practices must be competitive in the television broadcasting industry. By targeting Named Executive Officer compensation to the compensation practices of the Company’s peer group, the Company enhances its ability to attract and retain talented and highly qualified executives, which is fundamental to the Company’s growth and delivery of value to its stockholders. In addition, peer group information is one of the many factors we consider in assessing the reasonableness of compensation of our Named Executive Officers.

Elements of Compensation

The principal elements of the Company’s executive compensation consist of the following:

•	Base Salary

•	Annual Cash Bonuses

•	Stock Options

•	Other Stock-Based Compensation

•	Perquisites and Other Compensation

•	Health Benefits

•	Severance Benefits and Change in Control Provisions

Base Salary

The annual base salary of the Company’s Named Executive Officers is established by individual employment agreements (see “Employment Agreements” in this Proxy Statement). The purpose of the base salary is to provide each Named Executive Officer with a set amount of cash compensation that is not variable in nature and that is generally competitive with market practices. The base salary is established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by peer group companies for similar positions. Generally, we target the executives’ base salaries near the median market pay level of our benchmarking review of peer group companies. Under each employment agreement, base salaries are increased on an annual basis. Annual salary increases for the Named Executive Officers are generally consistent, on a percentage basis, with those received by non-executive employees. See the “Employment Agreements” section of this Proxy Statement for a discussion of the employment agreements of Named Executive Officers.

Annual Cash Bonuses

Under the terms of their employment agreements, each Named Executive Officer is eligible to earn a targeted annual cash bonus up to an amount equal to a specified percentage of such executive’s salary. Each Named Executive Officer’s annual cash bonus is targeted to be approximately 50% of their annual base salary (with the exception of the Chief Executive Officer in which the annual cash bonus is targeted at 100% of the annual base salary). The overall performance of the Company determines what percentage, if any, of the target bonus will be paid out, with net revenues and EBITDA as the primary performance measures. If the Company attains the annually budgeted amounts for net revenue and EBITDA, then it is likely that 100% of the targeted bonus will be paid. However, the Chief Executive Officer, with the approval of the Compensation Committee, may increase the annual bonus paid to our other Named Executive Officers, and the Compensation Committee may increase the annual bonus paid to our Chief Executive Officer. Likewise, if the Company does not achieve its performance benchmarks, then an amount less than the full bonus may be paid. However, the Company does not utilize defined formulas to determine what percentage of the target bonuses will be paid to its executive officers, including its Named Executive Officers. Ultimately, the payment of cash bonuses is made on a discretionary basis and is determined based on an evaluation of each executive’s individual contribution to the overall performance of the Company.

Historically, when determining the amount of bonus and incentive compensation to be paid to executive officers, the Compensation Committee reviews and considers the following information:

•	Evaluations of each of the Named Executive Officers, as well as feedback from the full Board of Directors, regarding each Named Executive Officer’s performance;

•
The Chief Executive Officer’s review and evaluation of each of the other Named Executive Officers, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility, which the Compensation Committee discusses with the Chief Executive Officer;

•	The financial performance of the Company, including its stock price and revenue growth; and

•	Total proposed compensation, as well as each element of proposed compensation, taking into account the recommendations of the Chief Executive Officer.

For 2012, performance bonuses were paid to four of the Named Executive Officers at amounts representing the full target percentage for the Named Executive Officer, plus additional amounts. The Compensation Committee elected these amounts of bonuses for 2012 due to the performance of the Company, above its performance targets, as well as the individual performance of these executives.

The Company’s performance in 2012 substantially exceeded expectations. Net revenue for 2012 of $378.6 million exceeded our budget of $376.5 million and, excluding political revenue, was a $32.2 million increase over 2011.  The Company also realized an increase in retransmission fee revenues of 63% over 2011 due to successful negotiation of expiring contracts and acquisitions of new stations in 2011 and 2012.

Operationally, the Company achieved significant milestones while maintaining discipline in cost management and simultaneously developing new local marketing solutions for our customers.  Management utilizes a measure in evaluation of operations, Adjusted EBITDA, which is calculated as income from operations, plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), non-cash contract termination fees, non-cash impairment charges, (gain) loss on asset exchange and (gain) loss on asset disposal, net, minus broadcast rights payments.  Our budgeted Adjusted EBITDA for 2012 of $150.7 million, compared with actual Adjusted EBITDA of $146.4 million, was substantially met as the Company continued to invest for long-term growth.

The Company also successfully completed the ten television station acquisitions in December 2012, which introduced the Company’s penetration into three additional states and created a virtual duopoly in three markets, and purchased a digital media management company that offers solutions in building presence on the web and in the mobile arena to increase the Company’s digital offerings.

The above factors were considered in determining the levels of performance bonuses paid to each of the named executive officers, along with each executive’s individual performance and contribution to achievement of the goals of the Company.  Mr. Sook negotiated all of the significant retransmission agreements in 2011, resulting in a $23.5 million increase in related revenues in 2012 and is expected to have a continued impact on retransmission revenues in future periods.  As a result, the Compensation Committee awarded him an incremental cash bonus.  The station acquisitions during 2012 all came under the management of Mr. Carter, thus he was granted an incremental cash bonus.

Stock Options and Other Stock-Based Compensation

The Company believes that grants of stock options are the most appropriate form of long-term compensation since they provide incentives to promote the long-term success of the Company in line with stockholders’ interests. The Company’s stock option plans are intended to motivate and reward the executive officers and to retain their continued services while providing long-term incentive opportunities including the participation in the long-term appreciation of our common stock value.

The Compensation Committee awards stock options to the four non-CEO Named Executive Officers based on the recommendation of the Chief Executive Officer, who evaluates their performance in meeting the goals established at the beginning of each year. The Compensation Committee awards stock options to the Chief Executive Officer primarily based on the overall performance of the Company. As with cash bonuses, there is no defined formula for how many options will be awarded to a Named Executive Officer.

During 2012, Mr. Sook, our Chief Executive Officer, was granted 1,000,000 stock options pursuant to the renewed employment agreement dated September 11, 2012. This award vests over a period of four years.

The Company currently maintains three equity compensation plans (collectively, the “Equity Plans”), which provide for the granting of stock options, stock appreciation rights, restricted stock and performance awards. Awards made under the Company’s Equity Plans have consisted almost exclusively of the granting of non-qualified stock options. With certain limited exceptions, stock option awards vest 20% per year over a five-year period, dependent on continued employment. The exercise price of stock options may not be less than the market price of the Company’s Class A Common Stock on the date of grant. Stock option awards must be exercised within ten years of the date of grant of the option, subject to earlier expiration upon termination of the individual’s employment. The provisions of the 2012 Plan limits the number of options that may be granted to any one individual in a calendar year to 30% of the total number of options authorized under the plan.

Perquisites and Other Compensation

All other compensation for the Named Executive Officers includes automobile allowances paid by the Company, the value of the personal use of an automobile, group life insurance paid by the Company and commission. In 2012 and 2011, the Company made 401(k) matching contributions.

Health Benefits

All full-time employees, including our Named Executive Officers, may participate in our health benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Severance Benefits and Change in Control Provisions

All of our Named Executive Officers have entered into employment agreements with us. These employment agreements, among other things, provide for severance compensation to be paid to the executives if they are terminated upon a change of control of the Company, or for reasons other than cause or if they resign for good reason, as defined in the agreement (see “Payments Upon a Termination Change in Control”).

Compensation Risk Considerations

The Compensation Committee has assessed the level of risk associated with the Company’s executive incentive programs to ensure that the design of these programs does not encourage executives to subject the Company to unacceptable levels of business risk. It is the Committee’s opinion that the current incentives offered to executives are balanced in such a way so as not to create a conflict between executive and stockholder interests. Annual cash bonuses are based primarily on current year net revenues and EBITDA, which are short-term measures. These short-term incentives are balanced out by the long-term incentives offered to executives in the form of stock options. The options generally vest over a five year period and encourage executives not to take risks that would jeopardize the future growth and profitability of the Company.

Determination of 2012, 2011 and 2010 Compensation

The Compensation Committee reviewed compensation levels for the Named Executive Officers for 2010 through 2012 and considered various factors, including the executive’s job performance, the compensation level of competitive jobs and the financial performance of the Company. For the executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee approves the primary components of compensation for each Named Executive Officer, including any annual cash bonus and grant of stock options.

EMPLOYMENT AGREEMENTS

The Company currently has an employment agreement in place with each of its Named Executive Officers. The following is summarized information related to the base salary, annual cash bonus and severance compensation and termination provisions contained in the employment agreement of each Named Executive Officer.

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us. Mr. Sook’s employment agreement was renewed on September 11, 2012. The term of the renewed agreement expires on December 31, 2016 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, effective as of September 11, 2012, Mr. Sook’s base salary is $1,200,000 in 2013, $1,300,000 in 2014, $1,400,000 in 2015 and $1,500,000 in 2016 and thereafter. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $1,200,000 for 2013, $1,300,000 for 2014, $1,400,000 for 2015 and is eligible to earn a targeted annual bonus of $1,500,000 for 2016 and thereafter, upon achievement of goals established by our Board of Directors. In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, he is eligible to receive his base salary and target bonus for a period of two years and is eligible to receive continued coverage under the Company’s healthcare insurance plan in accordance with the continuation requirements of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for one year with premiums paid by Nexstar.

Thomas E. Carter

Mr. Carter is employed as Chief Financial Officer and Executive Vice President under an employment agreement with us. The term of the agreement expires on August 2, 2014 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Carter’s base salary was $390,000 from August 3, 2009 through August 2, 2010, $400,000 from August 3, 2010 through August 2, 2011, $410,000 from August 3, 2011 through August 2, 2012, $420,000 from August 3, 2012 through August 2, 2013 and $430,000 after August 3, 2013. In addition to his base salary, Mr. Carter was eligible to earn a targeted annual bonus of $195,000 for 2009, $200,000 for 2010, $205,000 for 2011 and is eligible to earn a targeted annual bonus of $210,000 for 2012 and $215,000 for 2013 and thereafter, at the discretion of our Chief Executive Officer and the Compensation Committee of the Board of Directors of the Company, based on Mr. Carter’s achievement of goals established by our Chief Executive Officer and the Compensation Committee. In the event of termination for reasons other than cause, or if Mr. Carter resigns for good reason, as defined in the agreement, Mr. Carter is eligible to receive his base salary and paid COBRA premiums for a period of one year.

Timothy C. Busch

Mr. Busch is employed as Executive Vice President and Co-Chief Operating Officer under an employment agreement with us. The term of the agreement expires on May 31, 2013 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary was $340,000 from June 1, 2008 through May 31, 2009, $350,000 from June 1, 2009 through May 31, 2010, $360,000 from June 1, 2010 through May 31, 2011, $370,000 from June 1, 2011 through May 31, 2012 and $380,000 thereafter. In addition to his base salary, Mr. Busch was eligible to earn a targeted annual bonus of $175,000 for 2009, $180,000 for 2010 and $185,000 for 2011, and is eligible to earn $190,000 for 2012 and thereafter, at the discretion of our Chief Executive Officer, based on Mr. Busch’s attainment of goals set by our Chief Executive Officer. In the event of termination upon change of control or for reasons other than cause, or if Mr. Busch resigns for good reason, as defined in the agreement, Mr. Busch is eligible to receive his base salary for a period of one year and is eligible to receive continued coverage under the Company’s healthcare insurance plan in accordance with the continuation requirements of COBRA for one year with premiums paid by Nexstar.

Brian Jones

Mr. Jones is employed as Executive Vice President and Co-Chief Operating Officer under an employment agreement with us. The term of the agreement expires on May 31, 2013 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary was $340,000 from June 1, 2008 through May 31, 2009, $350,000 from June 1, 2009 through May 31, 2010, $360,000 from June 1, 2010 through May 31, 2011, $370,000 from June 1, 2011 through May 31, 2012 and $380,000 thereafter. In addition to his base salary, Mr. Jones was eligible to earn a targeted annual bonus of $175,000 for 2009, $180,000 for 2010 and was   eligible to earn a targeted annual bonus of $185,000 for 2011, $190,000 for 2012 and thereafter, at the discretion of our Chief Executive Officer, based on Mr. Jones’ attainment of goals set by our Chief Executive Officer. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, as defined in the agreement, Mr. Jones is eligible to receive his base salary for a period of one year and is eligible to receive continued coverage under the Company’s healthcare insurance plan in accordance with the continuation requirements of COBRA for one year with premiums paid by Nexstar.

Marc Montoya

Mr. Montoya is employed as Senior Vice President, eMedia under an employment agreement with us. The term of the agreement expires on October 25, 2014 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Montoya’s base salary was $190,000 from October 26, 2009 through October 25, 2010, $195,000 from October 26, 2010 through October 25, 2011, $200,000 from October 26, 2011 through October 25, 2012, $205,000 from October 26, 2012 through October 25, 2013 and $210,000 from October 26, 2013 through October 25, 2014. Effective January 1, 2011, and continuing throughout the term of the agreement, Mr. Montoya was eligible to earn a targeted annual bonus of $50,000, at the discretion of our Chief Executive Officer, based on Mr. Montoya’s attainment of goals set by our Chief Executive Officer. Effective August 1, 2011, and continuing throughout the term of the agreement, Mr. Montoya will be paid a commission of 0.06% of net eMedia revenues in the course of our regular payroll policy. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Montoya resigns for good reason, as defined in the agreement, Mr. Montoya is eligible to receive his base salary for a period of six months and is eligible to receive continued coverage under the Company’s healthcare insurance plan in accordance with the continuation requirements of COBRA for one year with premiums paid by Nexstar.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information that summarizes compensation for the years ended December 31, 2012, 2011, and 2010 for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Perry A. Sook	2012	$1,000,000	$2,000,000	$7,371,000	$11,327	$11,382,327
President, Chief Executive Officer and Director	2011	993,103	1,316,667	—	12,972	2,322,742
	2010	948,269	1,116,667	—	11,746	2,076,682

Thomas E. Carter	2012	413,692	500,000	—	11,279	924,971
Chief Financial Officer and Executive Vice President	2011	403,769	250,000	—	11,154	664,923
	2010	393,846	350,000	296,700	9,125	1,049,671

Timothy C. Busch	2012	375,423	350,000	—	5,206	730,629
Executive Vice President, Co-Chief Operating Officer	2011	365,054	250,000	—	4,837	619,891
	2010	355,538	350,000	477,300	5,312	1,188,150

Brian Jones	2012	375,423	350,000	—	10,802	736,225
Executive Vice President, Co-Chief Operating Officer	2011	365,981	200,000	—	10,677	576,658
	2010	355,538	350,000	—	9,574	715,112

Marc Montoya	2012	201,135	40,000	—	176,951	418,086
Senior Vice President, eMedia	2011	195,731	50,000	—	113,317	359,048
	2010	190,750	50,000	29,670	79,024	349,444

(1)
Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2012 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

(2)	All Other Compensation consists of the following items:

Name	Year	Automobile Allowance (a) ($)	Life Insurance Premiums (b) ($)	Commission ($)	Company Contributions to 401(k) Plans ($)	Total ($)
Perry A. Sook	2012	$5,595	$1,242	$—	$4,490	11,327
	2011	7,365	1,242	—	4,365	12,972
	2010	7,365	1,262	—	3,119	11,746

Thomas E. Carter	2012	6,000	552	—	4,727	11,279
	2011	6,000	552	—	4,602	11,154
	2010	6,000	326	—	2,799	9,125

Timothy C. Busch	2012	620	360	—	4,226	5,206
	2011	752	360	—	3,725	4,837
	2010	752	2,660	—	1,900	5,312

Brian Jones	2012	6,000	552	—	4,250	10,802
	2011	6,000	552	—	4,125	10,677
	2010	6,000	647	—	2,927	9,574

Marc Montoya	2012	—	276	176,675	—	176,951
	2011	—	180	113,137	—	113,317
	2010	—	327	78,697	—	79,024

(a)	Represents either the automobile allowance paid to the individual or the value of their personal use of a Company-owned automobile.
(b)	Represents personal group life insurance premiums paid by the Company.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to each of the Named Executive Officers listed in the Summary Compensation Table during the year ended December 31, 2012:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)

Perry A. Sook	September 11, 2012	1,000,000	$9.60	$7,371,000
Thomas E. Carter	—	—	—	—
Timothy C. Busch	—	—	—	—
Brian Jones	—	—	—	—
Marc Montoya	—	—	—	—

2012 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information as of December 31, 2012 concerning outstanding equity awards held by the Named Executive Officers listed in the Summary Compensation Table.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date (3)
Perry A. Sook	300,000	—		$4.56	November 28, 2013
	300,000	—		4.56	December 15, 2014
	300,000	—		4.37	December 15, 2015
	300,000	—		4.90	December 19, 2016
	300,000	—		4.56	December 20, 2017
	—	100,000		0.82	June 12, 2019
	—	1,000,000	(2)	9.60	September 11, 2022

Thomas E. Carter	—	40,000		1.00	August 3, 2019
	40,000	60,000		3.95	January 21, 2020

Timothy C. Busch	50,000	—		4.56	November 28, 2013
	20,000	—		4.56	December 15, 2014
	25,000	—		4.37	December 15, 2015
	30,000	—		4.90	December 19, 2016
	25,000	—		4.56	December 20, 2017
	—	20,000		0.82	June 12, 2019
	40,000	60,000		5.85	December 10, 2020

Brian Jones	50,000	—		4.56	November 28, 2013
	20,000	—		4.56	December 15, 2014
	25,000	—		4.37	December 15, 2015
	30,000	—		4.90	December 19, 2016
	40,000	—		4.56	December 20, 2017
	21,000	14,000		0.82	June 12, 2019

Marc Montoya	4,000	6,000		3.95	January 21, 2020

(1)	Unless otherwise noted, stock options vest at a rate of twenty percent each year until the award is fully vested on the fifth anniversary of the grant date.
(2)	Stock options vest at a rate of twenty five percent each year until the award is fully vested on the fourth anniversary of the grant date.
(3)	Stock options expire ten years from the date of grant.

2012 OPTION EXERCISES

The following table sets forth information concerning option exercises and stock vested for each of the Named Executive Officers listed in the Summary Compensation Table during the year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Perry A. Sook	150,000	1,446,000	—	—
Thomas E. Carter	60,000	498,600	—	—
Timothy C. Busch	30,000	270,900	—	—
Brian Jones	—	—	—	—
Marc Montoya	—	—	—	—

(1)
The “value realized” is calculated by determining the difference between the market price of the option award at exercise and the exercise price multiplied by the number of shares acquired on exercise.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our Named Executive Officers has entered into an employment agreement with the Company (see “Employment Agreements” in this Proxy Statement). Included in each employment agreement are provisions regarding termination of employment, including a change in control of the Company. The circumstances that would result in the payment of severance compensation and other benefits under the employment agreements are identical for each of the Named Executive Officers.

As defined in the employment agreements, there are three different circumstances that would result in the payment of severance compensation, each as defined in the employment agreements, as follows: (1) change in control of the Company; (2) termination by the Company for reasons other than cause; and (3) resignation by the Named Executive Officer with good reason.

In the event of termination for any of the above reasons, as defined in the employment agreements, each Named Executive Officer is eligible to receive his base salary for a period of one year (except for Mr. Sook who would receive two years base salary plus target bonus and Mr. Montoya who would receive six months of his base salary) and is eligible to receive continued coverage under the Company’s healthcare insurance plan in accordance with the continuation requirements of COBRA for one year with premiums paid by Nexstar.

The following table sets forth potential payments to our Named Executive Officers under their employment agreements, for various circumstances involving the termination of employment of our Named Executive Officers or change in control of the Company, assuming a December 31, 2012 termination date.

Name	Death or Disability ($)	Change in Control ($)	Involuntary Termination With Cause ($)	Involuntary Termination Without Cause ($)	Voluntary Termination With Good Reason ($)	Voluntary Termination Without Good Reason ($)
Perry A. Sook	—	$3,700,000	—	$3,700,000	$3,700,000	—
Thomas E. Carter	—	424,167	—	424,167	424,167	—
Timothy C. Busch	—	380,000	—	380,000	380,000	—
Brian Jones	—	380,000	—	380,000	380,000	—
Marc Montoya	—	102,500	—	102,500	102,500	—

AUDIT COMMITTEE REPORT

The financial statements of Nexstar Broadcasting Group, Inc. are prepared by management, which is responsible for their objectivity and integrity and their preparation in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited financial statements and management’s assessment of the effectiveness of internal controls of the Company for the year ended December 31, 2012.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm who audited the Company’s December 31, 2012 financial statements, the matters required to be discussed in Public Company Accounting Oversight Board (“PCAOB”), AU Section 380, “Communication with Audit Committees.” Additionally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the provision of non-audit services to the Company by PwC is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of internal controls be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lisbeth McNabb, Chair
I. Martin Pompadur
Geoff Armstrong

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

In addition to having retained PwC to audit the financial statements of Nexstar for the years ended December 31, 2012 and 2011 and review the financial statements included in Nexstar’s Quarterly Reports on Form 10-Q during such years, Nexstar retained PwC to provide advice on tax compliance matters. The aggregate fees, including expenses, billed for professional services incurred by Nexstar and rendered by PwC in the years ended December 31, 2012 and 2011 for these various services were:

Type of Fees	2012	2011
Audit Fees(1)	$1,046,448	$917,277
Audit Related Fees(2)	235,000	—
Tax Fees(3)	137,378	106,690
All Other Fees(4)	—	—
Total	$1,418,826	$1,023,967

(1)
“Audit Fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, including registration statements.

(2)	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	“Tax Fees” are fees billed for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees billed for any professional services not included in the first three categories.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee pre-approves all services relating to PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board of Directors has not adopted a written policy or procedure for the review, approval and ratification of related party transactions, as the Audit Committee Charter already requires the Audit Committee to review all relationships and transactions in which the Company and our employees, directors and officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, our Audit Committee will decide whether the related-party transaction is appropriate and will approve only those transactions that are in the best interests of the Company.

All employees sign a conflict of interest statement annually, and we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings as appropriate.

Nexstar is party to a retransmission consent agreement with an affiliate of Atlantic Broadband Finance, LLC (“Atlantic Broadband”) and with Grande Communications Networks, Inc. (“Grande Communications”), national cable systems operators. FCC rules require Nexstar to enter into either a retransmission consent or “must carry” agreement with every cable company that operates in any of its markets. Atlantic Broadband operates in the Hagerstown, MD; Erie, PA; Altoona, PA and Wilkes-Barre, PA markets and Grande Communications operates in the Odessa-Midland, TX market. Accordingly, pursuant to FCC rules, Nexstar entered into retransmission consent agreements with these companies. Revenue recognized from the agreements with Atlantic Broadband was $0.4 million, $0.8 million and $0.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.  Revenue recognized from the Grande Communications agreement was $0.2 million and $0.1 million for the years ended December 31, 2012 and 2011, respectively.

Affiliates of ABRY hold a controlling equity stake in Atlantic Broadband. Five of our directors, Messrs. Brooks, Grossman, Stone, Yosef-Or and Yudkoff, hold positions at ABRY. Mr. Yosef-Or is a Principal at ABRY; Mr. Stone is a Partner of ABRY; Messrs. Brooks and Grossman each serve as a Managing Partner of ABRY. Mr. Yudkoff is a Founder of ABRY.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for the 2014 Annual Meeting

Proposals of stockholders intended to be presented at the 2014 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on January 6, 2014 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Elizabeth Ryder, Secretary, Nexstar Broadcasting Group, Inc., 5215 N. O’Connor Blvd., Suite 1400, Irving, TX 75039.

In addition, our By-laws require that we be given advance notice of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8), including stockholder nominations for the election to our Board of Directors. Such proposals and nominations for the 2014 Annual Meeting, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to our executive offices, and received not less than 60 days nor more than 90 days prior to the Annual Meeting. In the event that less than 70 days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the Annual Meeting was mailed or such public announcement was made. Our By-laws require that such notice contain certain additional information. Copies of the By-laws can be obtained without charge by writing our Corporate Secretary at the address shown on the cover of this proxy statement.

Cost of Proxy Solicitation and Annual Meeting

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Common Stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Nexstar Broadcasting Group, Inc., 5215 N. O’Connor Blvd., Suite 1400, Irving, TX 75039, Attention: Tom Carter, Chief Financial Officer, (972) 373-8800. If any stockholder wants to receive separate copies of the annual report and proxy statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and telephone number.

Stockholder Communications

The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of Elizabeth Ryder, Secretary, Nexstar Broadcasting Group, Inc., 5215 N. O’Connor Blvd., Suite 1400, Irving, TX 75039. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the full Board of Directors.

By Order of the Board of Directors,

/s/Elizabeth Ryder
Elizabeth Ryder
Secretary
April 30, 2013